Exhibit 99.1
Shattuck Labs Reports Third Quarter 2025 Financial Results and Recent Business Highlights
–First participants dosed in Phase 1 clinical trial of SL-325 in healthy volunteers –
–Closed a private placement of up to $103 million in August 2025 to support advancement of SL-325 –
–Appointments of Dan Baker, M.D., and Mona Ashiya, Ph.D. to the Board of Directors –
AUSTIN, TX and DURHAM, NC, November 6, 2025 – Shattuck Labs, Inc. (Shattuck or the Company) (NASDAQ: STTK), a biotechnology company pioneering the development of novel therapeutics targeting tumor necrosis factor (TNF) superfamily receptors for the treatment of patients with inflammatory and immune-mediated diseases, today reported financial results for the quarter ended September 30, 2025 and provided recent business highlights.
“In the third quarter of 2025, SL-325 became the first DR3 blocking antibody to enter clinical development, and our Phase 1 trial is proceeding as we anticipated” said Taylor Schreiber, M.D., Ph.D., Chief Executive Officer of Shattuck. “With the successful closing of our private placement, and assuming the full exercise of the common stock warrants issued in the private placement, we are well-capitalized to advance SL-325 into Phase 2 trials. We are executing with discipline and remain focused on generating data that supports SL-325 as a potentially first-in-class DR3 blocking antibody.”
Business Highlights
•Shattuck closed a private placement of up to approximately $103 million in August 2025, with proceeds from the financing, assuming full exercise of the common stock warrants issued therein, expected to fund operations into 2029 and advance SL-325 through multiple clinical milestones, including a Phase 2 clinical trial in IBD, and potentially another autoimmune disease.
DR3 Program Development in 2025
Shattuck’s lead product candidate, SL-325, is a potentially first-in-class DR3 antagonist antibody for the treatment of IBD and other inflammatory and immune-mediated diseases. Recent updates and anticipated upcoming milestones for SL-325 include:
•IND clearance for SL-325 occurred in August 2025.
•First participants dosed in the single-ascending dose (SAD) portion of the Phase 1 clinical trial in the third quarter of 2025.
•The Phase 1 trial is evaluating safety, tolerability, immunogenicity, and pharmacokinetics (PK) of SL-325 in healthy volunteers, and will determine the recommended Phase 2 dose and dosing schedule of SL-325.
◦Enrollment of SAD and multiple-ascending dose (MAD) portions is expected to be completed in the second quarter of 2026.
◦Safety, tolerability, DR3 occupancy, immunogenicity, and PK data will be evaluated in this open-label study, and Shattuck expects to disclose initial results by the second quarter of 2026.
•Shattuck continues to develop multiple preclinical DR3-based bispecific antibodies, which are designed to inhibit both the DR3/TL1A axis and another biologically relevant target for the treatment of patients with IBD. Shattuck continues to make progress in the preclinical development of its bispecific antibodies in-line with expectations. Shattuck plans to announce a lead bispecific candidate from its preclinical pipeline in the first half of 2026.
Appointments to Board of Directors
•Dan Baker, M.D., industry expert, and Mona Ashiya, Ph.D., Member at OrbiMed, appointed to Shattuck’s Board of Directors in August 2025.
Recent Events

•Shattuck participated in the H.C. Wainwright 27th Annual Global Investment Conference, September 8-10, 2025. Taylor Schreiber, M.D., Ph.D., CEO of Shattuck, presented at the conference and participated in one-on-one meetings.
Upcoming Events
•Shattuck plans to attend the following investor conference(s). Details will be included on the Events & Presentations section of the Company’s website.
◦Piper Sandler 37th Annual Healthcare Conference (New York City, NY), December 2nd, 2025. Management will participate in one-on-one meetings.
◦Evercore ISI 8th Annual Healthcare Conference (Miami, FL), December 3rd-4th. Taylor Schreiber, M.D., Ph.D., CEO of Shattuck Labs, will participate in a fireside chat hosted by covering analyst Jon Miller, and management will participate in one-on-one meetings.
Third Quarter 2025 Financial Results
•Cash and Cash Equivalents and Short-Term Investments: As of September 30, 2025, cash and cash equivalents and short-term investments were $86.1 million, as compared to $90.1 million as of September 30, 2024.
•Research and Development (R&D) Expenses: R&D expenses were $7.6 million for the quarter ended September 30, 2025, as compared to $16.3 million for the quarter ended September 30, 2024.
•General and Administrative (G&A) Expenses: G&A expenses were $4.1 million for the quarter ended September 30, 2025, as compared to $4.6 million for the quarter ended September 30, 2024.
•Net Loss: Net loss was $10.1 million for the quarter ended September 30, 2025, or $0.14 per basic and diluted share, as compared to a net loss of $16.6 million for the quarter ended September 30, 2024, or $0.33 per basic and diluted share.
Financial Guidance
As of September 30, 2025, cash and cash equivalents and short-term investments were approximately $86.1 million. Shattuck’s current cash and cash equivalents and short-term investments, assuming the full exercise of the outstanding common stock warrants, are expected to fund operations into 2029. This cash runway guidance is based on the Company’s current operational plans and excludes any additional capital that may be received, proceeds from business development transactions, and/or additional costs associated with clinical development activities that may be undertaken.
About SL-325
SL-325 is a potential first-in-class Death Receptor 3 (DR3) blocking antibody designed to achieve a complete and durable blockade of the clinically validated DR3/TL1A pathway. Shattuck’s preclinical studies demonstrate high affinity binding and superior activity over TL1A antibodies, and offer a data-driven rationale for targeting the TNF receptor, DR3, versus its ligand, TL1A. SL-325 is a fully Fc-silenced humanized immunoglobin G monoclonal antibody with a favorable safety profile in non-human primates.
About Shattuck Labs, Inc.
Shattuck Labs, Inc. (Nasdaq: STTK) is a biotechnology company specializing in the development of potential treatments for autoimmune/inflammatory diseases. The Company is developing a potentially first-in-class antibody for the treatment of inflammatory bowel disease (IBD) and other inflammatory autoimmune diseases. Shattuck’s expertise in protein engineering and the development of novel TNF receptor agonist and antagonist therapeutics come together in its lead program, SL-325, a potential first-in-class DR3 antagonist antibody designed to achieve a more complete blockade of the clinically validated DR3/TL1A pathway. The Company has offices in both Austin, Texas and Durham, North Carolina. For more information, please visit: www.ShattuckLabs.com.

Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, our expectations regarding: expectations regarding the timing for completion of enrollment of patients in the Phase 1 trial for SL-325; the anticipated timing for completion of the Phase 1 trial for SL-325; expectations regarding the timing for release of the results of the Phase 1 trial for SL-325; anticipated Phase 2 clinical trials for SL-325; anticipated timing for nomination of an additional development candidate from the Company’s preclinical pipeline; and the time period over which the Company’s capital resources will be sufficient to fund its anticipated operations, including whether the common stock warrants will be exercised and provide the Company with additional capital. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Shattuck’s filings with the SEC), many of which are beyond the Company’s control and subject to change. Actual results could be materially different. Risks and uncertainties include: global macroeconomic conditions and related volatility; expected results of the Company’s preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of the Company’s clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals; Shattuck’s expectations regarding the overall benefit of the strategic prioritization of its pipeline; liquidity and capital resources, including whether the common stock warrants will be exercised and provide the Company with additional capital; and other risks and uncertainties identified in Shattuck’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent disclosure documents filed with the SEC. The Company claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.
The Company intends to use the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

Investor & Media Contact:
Andrew R. Neill
Chief Financial Officer
Shattuck Labs, Inc.
InvestorRelations@shattucklabs.com

SHATTUCK LABS, INC.
CONDENSED BALANCE SHEETS
(In thousands)

	September 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,548	$57,387
Investments	43,584	15,600
Prepaid expenses and other current assets	4,590	6,228
Total current assets	90,722	79,215
Property and equipment, net	7,054	9,812
Other assets	2,557	2,022
Total assets	$100,333	$91,049

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,162	$2,419
Accrued expenses	4,174	6,498
Total current liabilities	5,336	8,917
Non-current operating lease liabilities	1,757	2,506
Total liabilities	7,093	11,423
Stockholders’ equity:
Common stock	7	5
Additional paid in capital	511,166	461,339
Accumulated other comprehensive income	3	2
Accumulated deficit	(417,936)	(381,720)
Total stockholders' equity	93,240	79,626
Total liabilities and stockholders' equity	$100,333	$91,049

SHATTUCK LABS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
License and collaboration revenue	$1,000	$2,997	$1,000	$5,721
Operating expenses:
Research and development	7,618	16,313	26,218	51,816
General and administrative	4,098	4,604	12,919	14,831
Expense from operations	11,716	20,917	39,137	66,647
Loss from operations	(10,716)	(17,920)	(38,137)	(60,926)
Other income	660	1,245	1,921	4,195
Net loss	$(10,056)	$(16,675)	$(36,216)	$(56,731)
Unrealized gain on investments	2	57	1	48
Comprehensive loss	$(10,054)	$(16,618)	$(36,215)	$(56,683)

Net loss per share – basic and diluted	$(0.14)	$(0.33)	$(0.62)	$(1.12)
Weighted-average shares outstanding – basic and diluted	72,184,818	50,833,538	58,102,543	50,730,767